United States
Securities And Exchange Commission

Washington, D.C. 20549

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FORM 8—K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

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Date of report (date of earliest event reported):  October 23, 2006

SIGNALIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-111683 (Commission File Number)	87-0441351 (I.R.S. Employer Identification No.)

531 Main Street
Suite 301
Greenville, South Carolina 29601
(864) 233-2300

 (Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Signalife, Inc. (“we”, “our company” or “Recom”) files this report on Form 8-K to report the following transactions or events:

Section 5 — Corporate Governance and Management

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 23, 2006, Signalife appointed Mr. Charles H. Harrison to its Board of Directors, and also appointed Mr. Harrison to the company’s Audit Committee.  Mr. Harrison is a CPA with over 35 years of accounting and business management experience focusing on firms in the healthcare business.  Since June 2004, Mr. Harrison has been Chief Operating Officer at the Boulder City Hospital located in Boulder City, Nevada.  Prior to that, from 1996 to 2004, Mr. Harrison provided independent business consulting services to various hospitals and other healthcare providers.  From 1969 to 1996, Mr. Harrison was an accountant with Arthur Andersen LLP, having risen to the position of Partner in Charge of Healthcare for the firm’s Metropolitan Southern California practice.  Mr. Harrison holds a Bachelors of Science degree in Accounting and a Masters of Business Administration degree in Finance from the University of Southern California.

As a result of Signalife’s continued progress in developing new products for the marketplace such as its proto-type event recorder which is being submitted to the FDA for approval, as well as expanding sales and marketing activities, the company has found it necessary to centralize all operations, including those relating to various outside officers and consultants, into its offices in Greenville, South Carolina and Los Angeles, California, in order to more effectively monitor and manage these operations.  Mr. Rodney Hildebrandt, Signalife’s Chief Operating Officer, who is presently located in Ohio, has determined that he will be unable for personal reasons to relocate to South Carolina.  Accordingly, Mr. Hildebrandt and the Company agreed on October 23, 2006 that Mr. Hildebrandt would resign as a Director and Chief Operating Officer of Signalife.  Going forward, all functions of Mr. Hildebrandt as Chief Operating Officer will be assumed by various corporate staff at the company’s executive offices.  The departure of Mr. Hildebrandt as a director was not related to any disagreement concerning the company’s operations, policies or practices.

On October 23, 2006, Signalife terminated the services of Mr. Robert C. Scherne as its Chief Financial Officer under his consultation accounting contract with the company, while engaging Mr. Kevin F. Pickard to serve in that position going forward on a similar contract basis.  Under this agreement, Mr. Pickard will be engaged by Signalife as its Chief Financial Officer on a non-exclusive basis to prepare its financial statements and to perform other projects for the company and will be compensated on a project-by-project basis.  Mr. Pickard is a CPA with over 19 years of experience.  Most recently, since 1998, Mr. Pickard has been the principal of Pickard & Company, CPA’s, P.C., an accounting firm that specializes in providing SEC accounting and other management consulting services for small to medium sized companies, including preparing required SEC filings for public companies, due diligence on potential acquisitions, preparing projections and business plans, assisting with restructuring of companies, and positioning companies for initial public offerings.  Prior to that, from 1996 to 1998 he was a Partner with Singer Lewak Greenbaum & Goldstein, LLP, where is co-managed the firm’s securities practice group.  He also spent over nine years with Coopers & Lybrand, L.L.P. (currently PricewaterhouseCoopers, LLP), where he focused on the auditing companies in the insurance, high-tech and manufacturing industries.  Mr. Pickard holds a Bachelors of Science and Masters degrees in Accounting from Brigham Young University.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Greenville, South Carolina, this 26th day of October, 2006.

SIGNALIFE, INC., a Delaware corporation
By:	/s/ Pamela M. Bunes
Pamela M. Bunes Chief Executive Officer and President (principal executive officer)